Exhibit 99.1

Pursuant to General Instruction number 5(b)(v) to Form 3, the following additional reporting persons are covered by this joint filing:

Name:
Brian G. Atwood
Ross A. Jaffe, M.D.
William J. Link, Ph.D.
Rebecca B. Robertson
Camille D. Samuels
Bradley J. Bolzon, Ph.D.
Charles M. Warden
Versant Affiliates Fund II-A, L.P.
Versant Side Fund II, L.P.
Versant Venture Capital II, L.P.
Versant Ventures II, LLC

Samuel D. Collela, Donald B. Milder, and Barbara N. Lubash are also part of this reporting group but are reporting on a separate form due to the limitations on the number of joint filers permitted on one form.

Address:
3000 Sand Hill Road
Building Four, Suite 210
Menlo Park, CA  94025-7117

Designated Filer: Versant Venture Capital II, L.P.

Issuer and Ticker Symbol: Helicos Biosciences (HCLS)

Date of Event Requiring Statement: May 14, 2007

Signatures:

By: /s/ Robin L. Praeger
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Robin L. Praeger, Attorney-in-Fact for Reporting Persons